Exhibit 99.1

Paul Ross Appointed CFO of GenMark Diagnostics

March 17, 2011 – GenMark Diagnostics, Inc. (NASDAQ: GNMK) announced today that it has appointed Mr. Paul Ross as Chief Financial Officer, effective April 4, 2011.

Mr. Ross joins the company from Teledata Technology Solutions, a global provider of information technology consulting services, where he serves as the chief financial officer. Prior to Teledata, Mr. Ross served as chief financial officer for nasdaq-listed companies Meade Instruments Corp., a multinational consumer optics company and also for Power-One, Inc., a manufacturer of power supply products for use in communication, semiconductor, testing, medical, industrial, and other electronic instruments. Mr. Ross also has extensive financial analysis and audit experience with firms BP/Atlantic Richfield Co (ARCO) and PricewaterhouseCoopers LLP. Mr. Ross received his BA degree from UCLA, his MBA degree from USC, and is a certified public accountant.

“We are delighted to welcome Paul to the GenMark team,” said Chris Gleeson, GenMark’s Chairman and CEO. “He brings extensive and successful public company experience at both large and small companies, attributes we believe are very important to GenMark as we execute against our high growth strategy.”

About GenMark Diagnostics, Inc.

GenMark, a provider of automated, multiplex molecular diagnostic testing systems, detects and measures DNA and RNA targets to diagnose disease and to optimize the treatment of patients and is focused on developing and commercializing its eSensor detection technology. GenMark’s XT-8 System is designed to support a broad range of molecular diagnostic tests with a compact and easy-to-use workstation and self-contained, disposable test cartridges. GenMark has developed five diagnostic tests for use with the XT-8 System, including its Cystic Fibrosis Genotyping Test, Warfarin Sensitivity Test and Thrombophilia Risk Test which have received clearance from the Food and Drug Administration.

Safe Harbor Statement

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our growth strategy, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, and regulatory uncertainties regarding approval or clearance for our products, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.